                                                             EXHIBIT 99(a)(1)(H)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 11, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. Offeror (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Offeror becomes aware of any valid state statute prohibiting the making of the Offer, Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, Offeror cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                 GetThere Inc.
                                       at
                              $17.75 Net Per Share
                                       by
                           GetThere Acquisition Corp.

                          A Wholly Owned Subsidiary of
                           Sabre Holdings Corporation

         GetThere Acquisition Corp., a Delaware corporation ("Offeror") and a wholly owned subsidiary of Sabre Holdings Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.0001 per share (the "Shares"), of GetThere Inc., a Delaware corporation (the "Company"), at a purchase price of $17.75 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 11, 2000, and in the related Letter of Transmittal (which together with the Offer to Purchase and any amendments or supplements thereto collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein. Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Offeror will pay all fees and expenses of EquiServe Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as defined below).

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 6, 2000, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that minimum number of Shares which would represent a majority of the Shares that are then outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares (the "Minimum Tender Condition") and
(ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions described in Section 15 of the Offer to Purchase. The Offer is not conditioned on obtaining financing.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 28, 2000 (the "Merger Agreement"), by and among Parent, Sabre Inc. ("Parent Sub") and the Company. Subsequent to entering into the Merger Agreement, Parent Sub assigned its rights and obligations under the Merger Agreement and the Stockholder Agreements (as defined below) to Offeror pursuant to an Assignment and Assumption Agreement dated August 30, 2000 (the "Assignment and Assumption Agreement"). Any description of the Merger Agreement or Stockholder Agreements provided herein gives effect to the Assignment and Assumption Agreement.

         The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Offeror will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of Parent. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase. The Merger is subject to certain conditions, including the approval of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12 of the Offer to Purchase. In the Merger, each issued and outstanding Share (other than Shares held by the Company as treasury stock or owned by Parent, Offeror or any subsidiary of Parent, which shall be cancelled and retired, with no payment made with respect thereto, and other than Shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive from the Surviving Corporation the Offer Price, upon the terms and subject to the conditions set forth in the Offer, and upon surrender of certificates formerly representing such Shares.

         Concurrently with entering into the Merger Agreement, Offeror and Parent entered into Stockholder Agreements, dated as of August 28, 2000 (the "Stockholder Agreements"), with certain stockholders of the Company (together, the "Stockholder Parties"), whereby the Stockholder Parties granted to Offeror an option to purchase all, but not less than all, of their Shares, whether now owned or later acquired (the "Option"). The Stockholder Parties also agreed to vote in favor of the Merger and to take certain actions which would facilitate, and refrain from taking certain actions which would impede, the transactions contemplated by the Merger Agreement. The Stockholder Parties currently own approximately 28.5% of all outstanding Shares. The Stockholder Agreements are more fully described in Section 13 of the Offer to Purchase.

         The Board of Directors of the Company has unanimously (a) determined that each of the Offer, the Merger and the Merger Agreement is fair to and in the best interests of the stockholders of the Company, (b) approved the Offer and the Merger, (c) approved and adopted the Merger Agreement, the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement and (d) recommended that the holders of Shares accept the Offer and tender their Shares in the Offer.

         For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly validly withdrawn as, if and when Offeror gives oral followed by written notice to the Depositary of Offeror's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Offeror's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, October 6, 2000, unless Offeror shall have extended the period of time for which the Offer is open, in accordance with the terms of the Merger Agreement in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror (other than any extension with respect to a Subsequent Offering Period (as defined in Rule 14d-1(g)(8) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), described below), shall expire. Pursuant to the Merger Agreement, if at the then scheduled Expiration Date any of the conditions to the Offer has not been satisfied, Parent will cause Offeror to cause the Offer not to expire until 30 business days after such time as all of the conditions to the Offer have been satisfied or waived, except for the Minimum Tender Condition. Offeror may, without the consent of the Company, further extend the Offer, (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer and (ii) from time to time, for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would be permitted under the preceding sentence or clause (i) of this sentence. Offeror's rights and obligations to extend the Offer as described in this paragraph are subject to Parent's and the Company's rights to terminate the Merger Agreement. See Section 13 of the Offer to Purchase. Subject to the foregoing restrictions, Offeror reserves the right (but will not be obligated), in its reasonable discretion, to extend the period during which the Offer is open by giving oral followed by written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer. If the Minimum Tender Condition or any of the other Offer conditions has not been satisfied by the Expiration Date, Offeror may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, to retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of the Company), to waive all unsatisfied conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, to amend the Offer or (iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

         In the Merger Agreement, Parent and Offeror have expressly reserved the right to modify the terms of the Offer, except that neither Parent nor Offeror may, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer (except as described in the following sentence), (iv) change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares,
(v) impose additional conditions to the Offer or (vi) amend any term of the Offer in any manner adverse to the Company or holders of Shares. Also, the Merger Agreement provides that Offeror may waive any of the Offer conditions in its reasonable discretion; provided, however, that, without the consent of the Company, Offeror may not waive the Minimum Tender Condition unless Offeror (i) is permitted by applicable law to do so and (ii) exercises the Option immediately following the consummation of the Offer and acquires title to all of the Shares subject to the Option and as a result of such exercise and purchase of Shares under the Offer, the aggregate amount of Shares acquired by Offeror exceeds the Minimum Tender Condition.

         Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Offeror pay the Offer Price or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer (without affecting Offeror's right to pay for Shares tendered during any Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act). Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment. Any extension of the period during which the Offer is open, or delay in acceptance for payment, or termination or amendment of the Offer, or waiver of an Offer condition, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

         Rule 14d-11 under the Exchange Act permits Offeror, subject to certain conditions, to provide a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Offeror purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Under the terms of the Merger Agreement, Offeror may provide for a Subsequent Offering Period. During a Subsequent Offering Period, Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. If Offeror elects to provide a Subsequent Offering Period, Offeror will notify stockholders consistent with the requirements of the Securities and Exchange Commission. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after November 10, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its reasonable discretion, and its determination will be final and binding on all parties. None of Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase, at any time prior to the Expiration Date or during the Subsequent Offering Period, if any. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

         The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Offeror with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         Stockholders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares pursuant to the Offer.

         Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Offeror's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials and copies will be furnished at Offeror's expense.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                          77 Water Street, 20th Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect (212) 425-1685
                    All Others Call Toll Free (800) 928-0153


September 11, 2000